UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A (Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2018

LM FUNDING AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37605 (Commission File Number)	47-3844457 (IRS Employer Identification No.)

302 Knights Run Avenue, Suite 1000 Tampa, Florida 33602 (Address of principal executive offices, including zip code) (813) 222-8996 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

EXPLANATORY NOTE

This Form 8-K/A is being filed to disclose conforming and corrected versions of the agreements filed as exhibits to the Form 8-K originally filed on April 3, 2018.   Following the filing of the original Form 8-K on April 3, 2018, the parties to such agreements determined that revisions and corrections to such agreements were necessary to effectuate the mutual intent of the parties.  The descriptions of such agreements in Item 1.01 below have been revised to conform to the revised and corrected exhibits.

Item 1.01        Entry into a Material Definitive Agreement.

On April 2, 2018, LM Funding America, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with a New York-based family office (“Investor”) pursuant to which the Company issued to Investor a Senior Convertible Promissory Note (“Note”) in the original principal amount of $500,000 in exchange for a purchase price of $500,000.  The maturity date of the Note is six months after the date of issuance (subject to acceleration upon an event of default).  Investor may at any time on or after the maturity date convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of the Note into fully paid and non-assessable shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a conversion price equal to 85% of the lowest daily volume weighted average price of the Common Stock in the 10 trading days immediately prior to conversion (but subject to a floor of $0.20 in the absence of stockholder approval that may be required by Nasdaq to permit a lower price).  The Note carries a 10.5% interest rate, with accrued but unpaid interest being payable on the Note’s maturity date. Investor was also issued pursuant to the SPA five- year warrants exercisable beginning 6 months after the issue date to purchase 400,000 shares of the Company’s common stock at an exercise price of $0.6605 per share (the “Warrants”).

Also on April 2, 2018, the Company entered into a Common Stock Purchase Agreement (“Purchase Agreement”) with Investor relating to the purchase by Investor from the Company up to Five Million Dollars ($5,000,000) of the Company’s Common Stock.  The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Investor has committed to purchase up to $5,000,000 worth of the Company’s Common Stock (“Purchase Shares”) over a 2-year period beginning on the date on which a registration statement relating to the resale of the Purchase Shares (the “Registration Statement”) is first declared effective by the U.S. Securities and Exchange Commission (the “Commission”).

From time to time over the term of the Purchase Agreement, commencing on the trading day immediately following the date on which the initial Registration Statement is declared effective by the Commission with respect to the Purchase Shares, the Company may, in its sole discretion, provide Investor with notices (each, a “Purchase Notice”) to purchase a specified dollar amount of Shares (the “Purchase Amount”) at a purchase price equal to 87.5% of the lowest daily volume weighted average trading price of the Common Stock during the 10 trading days immediately preceding the date on which the Purchase Notice is received, but not less than a floor price of $0.50 per share (such floor price being subject to adjustment for stock splits, stock dividends, reverse splits, and the like).  The maximum number of Purchase Shares requested to be purchased pursuant to any single Purchase Notice cannot exceed 15% of the trading volume of the Common Stock during the 5 trading days immediately preceding the date of receipt of the Purchase Notice.  The Company may not require the Investor to purchase any Purchase Shares, however, if the consolidated closing bid price of the Company’s common stock is less than the above-referenced floor price, or if other specified “events of default” have occurred, including any delisting of the Company’s common stock from the Nasdaq Capital Market (or any suspension in trading for 5 or more days), a bankruptcy filing by or against the Company, or the default or acceleration of $100,000 or more of indebtedness.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties.  The Purchase Agreement may be terminated at any time by the mutual written consent of the parties and may be terminated by the Company at any time.

Subject to certain exclusions, the Purchase Agreement contains certain restrictions on future equity issuances, including issuances without the Investor’s consent of any securities convertible into the Company’s Common Stock until 90 days after the Registration Statement has been declared effective and 90 days after any purchase of Purchase Shares under the Purchase Agreement.

There are no limitations on the use of proceeds in the Purchase Agreement. Any proceeds from the Company receives under the Purchase Agreement are expected to be used for working capital and general corporate purposes, including, but not limited to the Company’s growth initiatives and potential acquisitions.

 The Common Stock Purchase Agreement requires the Company to issue to the Investor as consideration for the Investor entering into this Agreement such number of shares of Common Stock that would have a value equivalent to the Investor value equivalent to $200,000 calculated using the average of volume weighted average price for the Common Stock traded on the Principal Market during normal trading hours during the three (3) Business Day period immediately preceding the date of issuance of such shares.

The Purchase Agreement provides that the Company will not issue any shares of Common Stock under the Purchase Agreement if, after giving effect to such issuance and when aggregated with any issuance under the SPA, the Note, or the Warrants, the Investor and its affiliates would beneficially own in excess of 4.99% of the outstanding Common Stock. The Purchase Agreement further provides that, under no circumstances may the aggregate number shares of Common Stock issued to the Investor under the Purchase Agreement and the Note at any time exceed 19.99% of the total number of shares of Common Stock outstanding immediately prior to the date of the Purchase Agreement unless the Company has obtained stockholders’ approval of the issuance of more than such number of shares of Common Stock pursuant to NASDAQ Marketplace Rule 5635(d).  The Company intends to seek such stockholder approval as soon as practicable following the date of the Purchase Agreement.

The issuance of the securities to the Investor under the Purchase Agreement and SPA is exempt from registration under the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and/or Rule 506 of Regulation D promulgated under the 1933 Act.   The Company made this determination based on the representations of Investor that Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the 1933 Act and has access to information about the Company and its investment.

As contemplated by the Purchase Agreement, on April 2, 2018, the Company entered into registration rights agreement with the Investor (the “Registration Rights Agreement”).  The Registration Rights Agreement requires that an initial registration statement for the Purchase Shares be filed pursuant by the twentieth business day after the date of the Company’s filing of its annual report for the fiscal year ended December 31, 2017 on Form 10-K (the “Filing Deadline”).  The Registration Rights Agreement requires the Company to use its commercially reasonable efforts to cause the Registration Statement to become effective as promptly thereafter as practicable but in any event not later than (i) with respect to the Initial Registration Statement, the earlier of the (A) 45th calendar day after the Filing Deadline of the Initial Registration Statement (or, in the event of a review by the Commission, the 90th calendar day following the date of the Registration Rights Agreement) and (B) 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be reviewed or will not be subject to further review and (ii) with respect to any additional Registration Statements that may be required to be filed by the Company pursuant to the Registration Rights Agreement, the earlier of the (A) 45th calendar day following the date on which the Company was required to file such additional Registration Statement (or, in the event of a review by the SEC, the 90th calendar day following the date on which such additional Registration Statement is required to be filed hereunder); and (B) 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be reviewed or will not be subject to further review.

If the Company fails to meet the Filing Deadline or the above effectiveness deadlines, subject to certain terms provided for in the Registration Rights Agreement and subject to any waiver by the Investor, the Company will be required to pay liquidated damages to the Investor. The Registration Rights Agreement also provides for customary indemnification and contribution provisions.

The foregoing is a summary description of certain terms of the SPA, Note, Warrants, Purchase Agreement, and Registration Rights Agreement and, by its nature, is incomplete. Such summary is qualified in its entirety by the full text of such agreements, copies of which are filed herewith and are incorporated herein by reference.

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the potential future sale of shares of the Company’s common stock and price for such sales under the Purchase Agreement. The words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. While the Company believes its plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. The Company’s actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. For information about the factors that could cause such differences, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including the information discussed under the captions “Item 1 Business,” “Item 1A. Risk Factors” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the Company’s various other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statement.

Item 2.06 Material Impairments.

As part of its year-end assessment for the twelve months ended December 31, 2017, the Company determined the collectability of a related party receivable and determined it more likely than not that it was not collectible.  As such, it reserved the entire $1.4 million outstanding balance of the Due from related party at December 31, 2017 which will be reported as an expense on the Consolidated Statement of Operations for the twelve-month period ended December 31, 2017.

The Company also will report a $605,000 loss on the retirement of its debt owed to Heartland Bank as a result of issuing 2,953,189 shares for approximately $4.7 million of principal, interest and other fees for the twelve-month period ended December 31, 2017.

Item 3.02        Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02 in its entirety.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Senior Convertible Promissory Note, dated April 2, 2018
4.2	Warrant to Purchase Common Stock, dated April 2, 2018
10.1	Securities Purchase Agreement, dated April 2, 2018, between LM Funding America, Inc. and Esousa Holdings LLC
10.2	Registration Rights Agreement, dated April 2, 2018, between LM Funding America, Inc. and Esousa Holdings LLC
10.3	Common Stock Purchase Agreement, dated April 3, 2018, between LM Funding America, Inc. and Esousa Holdings,LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LM Funding America, Inc.
	By:	/s/ Richard Russell Richard Russell Chief Financial Officer
Date: May 21, 2018